FIRST NIAGARA FINANCIAL GROUP REPORTS 2007 SECOND QUARTER RESULTS

Lockport , N.Y. – July 25, 2007 –

•	Improved core performance with operating EPS of 21 cents
•	16% annualized revenue growth
•	Non-interest income at record level
•	36% annualized commercial business loan growth
•	18% annualized non-interest bearing deposit growth
•	Remaining performance improvement charges realized( 5 cents per diluted share)
•	Agreement reached on eastern New York branch sale
•	Quarterly dividend increased by 8%

First Niagara Financial Group, Inc. (NASDAQ: FNFG), today announced 2007 second quarter net income of $16.6 million, or $0.16 per diluted share, compared to 2007 first quarter net income of $18.5 million, or $0.17 per diluted share and $24.8 million, or $0.23 per diluted share for the 2006 second quarter. Results in the 2007 second quarter include the impact of charges from the previously announced performance improvement initiative of $7.5 million, which decreased net income per diluted share by 5 cents. As referenced in the table below, excluding these charges, 2007 second quarter net income from operations was $21.6 million, or $0.21 per diluted share, compared to 2007 first quarter net income from operations of $20.0 million, or $0.19 per diluted share and $24.1 million, or $0.22 per diluted share for the 2006 second quarter.

Reported Results (including real estate write downs, severance and related costs)

	Q2 2007	Q1 2007	Q2 2006
Operating revenue	$87.4 million	$84.1 million	$91.6 million
Provision for credit losses	$ 2.3 million	$ 1.6 million	$ 1.6 million
Noninterest expense	$60.3 million	$54.6 million	$ 52.1 million
Net income	$16.6 million	$18.5 million	$ 24.8 million
Net income per diluted share	$0.16	$0.17	$0.23

Non-GAAP/ Operating Results (excluding real estate write downs, severance and related costs)

	Q2 2007	Q1 2007	Q2 2006
Operating revenue	$87.4 million	$84.1 million	$89.4 million
Provision for credit losses	$ 2.3 million	$ 1.6 million	$ 1.6 million
Noninterest expense	$52.8 million	$52.2 million	$ 51.0 million
Net income	$21.6 million	$20.0 million	$ 24.1 million
Net income per diluted share	$0.21	$0.19	$0.22
The table above summarizes the Company’s operating results excluding certain performance improvement initiative charges and non-recurring income. The Company believes these non-GAAP financial measures provide a meaningful comparison of the underlying operational performance of the Company, and facilitate investors’ assessments of business and performance trends in comparison to others in the financial services industry. In addition, the Company believes the exclusion of these costs enables management to perform a more effective evaluation and comparison of the Company’s results and assess performance in relation to the Company’s ongoing operations.

John R. Koelmel, President and CEO, said “We are very encouraged by our second quarter performance, especially the solid loan and revenue growth and positive operating leverage. We have been hard at work refocusing our company around competitive strengths. We are also making the decisions that need to be made to transform us to a more efficient and more profitable franchise. That includes the pending sale of non-strategic branches which helps to expedite this transformation with the expected accompanying gains on sale more than offsetting the aggregate charges related to our performance improvement initiatives. We are extremely confident that the actions taken this year will reduce our future expense run rates, refocus our efforts to our most profitable growth opportunities and provide superior long term performance results for our loyal shareholders.”

Michael W. Harrington, Chief Financial Officer, added “Our second quarter results were marked by strong commercial business loan, consumer deposit, and non interest income growth along with disciplined expense control. Capital and loan loss reserve levels remain strong as well. We were pleased to experience an increase in our interest margin this quarter and, while downward pressure persists, we are optimistic it is abating.”

Consistent with the Company’s ongoing initiative to further optimize its distribution network, Koelmel also announced today that an agreement has been reached to sell five branch locations in eastern New York State to Legacy Banks of Pittsfield, Massachusetts. These branches currently hold approximately $83.5 million in deposits for which Legacy will pay a weighted average premium of 12.75%. The transaction is expected to close in the fourth quarter of this year.

Loans

The Company continued to experience strong loan growth in priority portfolios along with ongoing declines in portfolios being deemphasized. In total, average total loans increased by $60 million from the linked quarter to $5.7 billion. Commercial business loan average balances grew by an annualized 36% with commercial line usage 32% better than a year ago. Average commercial real estate balances of $2.1 billion increased $31 million against the linked quarter, the highest origination volume in three quarters. Average home equity balances increased an annualized 12% from the previous quarter reflecting the benefit of seasonal promotions. Normal portfolio runoff, coupled with limited originations of new portfolio loans, caused residential mortgage average loan balances to decline by $35 million. As expected, indirect consumer and student loan average balances continued to decline in the second quarter reducing other consumer loans by $21 million.

Deposits

Total average deposits of $5.7 billion at June 30, 2007, grew from first quarter levels by $85 million or at an annualized pace of 6%. Growth was strongest in money market accounts which rose by $63 million driven by both organic growth and continued migration of savings to higher yielding accounts. Savings balances declined by $21 million, the slowest pace seen in over six quarters and non-interest bearing deposit average balances rose by an annualized 18% primarily due to retail and business checking account growth. The strategic focus on gathering commercial deposits also resulted in sweep account average balance growth of $46 million from a year ago with average balances reaching over $100 million for the current quarter.

Credit Quality

Credit trends continue to move toward levels seen prior to the historic lows of 2006. The overall loan portfolio continues to be free of any systemic weakness and adherence to traditional underwriting methods was not sacrificed for the strong growth in higher yielding commercial business and specialized lending portfolios. As stated previously, First Niagara continues to have no exposure to subprime or Alt-A loans. For the second quarter, provision expense increased to $2.3 million and net charge-offs decreased to the same amount, $2.3 million. Net charge-offs to average loans were .16% annualized for the quarter. Non-performing loans of $24 million at June 30, 2007 represent .42% of total loans, which compares to $21 million, or .37% of total loans, at March 31, 2007 and $18 million, or .31% of the total portfolio, a year ago. At June 30, 2007, the allowance for credit losses was 1.23% of total loans and 294% of non-performing loans, compared to 1.24% and 337% respectively, at March 31, 2007.

Net Interest Income

Net interest income of $57.1 million was 1.5% above last quarter, reversing a consecutive four quarter decline. The taxable equivalent margin improved by 3 basis points during the quarter to 3.40%. The yield on earning assets increased by 6 basis points due to commercial loan portfolio growth and the re-pricing of short term investment securities. This served to counter the 4 basis point increase in the yield on interest bearing liabilities caused by the competitive pricing pressure of money market savings and CD accounts.

Non Interest Income

Noninterest income for the second quarter of 2007 increased by $2.4 million or 9% to $30.3 million from the linked quarter and is at its highest level ever. Deepening insurance relationships increased core commission growth and overall risk management revenue by 7% despite continued softening in renewal rates. Banking service income was also higher than last quarter by $1.1 million primarily due to seasonal trends in overdraft and debit card activity. Greater financial consultant productivity resulted in a 19% rise in wealth management revenue from the previous quarter and a 30% increase over the same period last year.

Non Interest Expense

Noninterest expenses of $52.8 million, excluding the previously disclosed performance improvement initiative charges, were comparable to the first quarter total of $52.2 million. Remaining performance improvement charges of $7.5 million were recognized in the second quarter, including $4.8 million in write-downs of real estate properties that are now classified as “held for sale” as well as costs related to employee contracts and lease terminations. These actions further reinforce the Company’s’ commitment to reducing future operating expense growth.

Capital

The Company repurchased 1.9 million shares of its common stock for the three months ended June 30 and 6.1 million shares were available for repurchase under the current authorization at quarter end.

Additionally, the Board of Directors declared a quarterly dividend of fourteen cents ($0.14) per share on outstanding FNFG common stock. This represents an 8% increase over the previous quarterly dividend which was set at thirteen cents ($0.13) per share. The dividend is payable on August 21, 2007 to stockholders of record on August 7, 2007.

Profile - First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of $8.0 billion and deposits of $5.8 billion. First Niagara Bank is a full-service, community-oriented bank that provides financial services to individuals, families and businesses through 121 branches and Regional Market Centers across Upstate New York.

Conference Call – A conference call will be held at 11 a.m. Eastern Time on Thursday, July 26, 2007 to discuss the Company’s financial results as well as the Company’s strategy and future outlook. Those wishing to participate in the call may dial toll-free 1-877-709-8150 (Event #7). A replay of the call will be available until August 9, 2007 by dialing 1-877-660-6853, account number 240, conference number 246717.

Forward-Looking Statements - This press release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.

Officer Contacts
John R. Koelmel	President and Chief Executive Officer
Michael W. Harrington	Chief Financial Officer and Treasurer
Anthony M. Alessi	Investor Relations Manager
(716) 625-7692
tony.alessi@fnfg.com

Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 625-7528
leslie.garrity@fnfg.com

First Niagara Financial Group, Inc.
Summary of Quarterly Financial Data

	2007		2006
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,

SELECTED FINANCIAL DATA
(Amounts in thousands)

Securities available for sale	$1,070,842	1,095,012	1,060,422	1,204,048	1,317,035	1,489,402
Loans and leases:
Commercial:
Real estate	$2,098,245	2,065,472	2,034,709	2,037,311	1,995,287	1,904,305
Business	$651,758	611,064	561,323	546,976	529,627	504,935

Total commercial loans	$2,750,003	2,676,536	2,596,032	2,584,287	2,524,914	2,409,240
Residential real estate	$2,190,984	2,224,704	2,252,473	2,254,294	2,245,795	2,209,518
Home equity	$498,200	472,714	470,714	463,773	446,562	418,719
Other consumer	$134,282	151,885	163,824	178,131	180,041	182,367
Specialized lending	$186,856	163,319	155,032	156,281	177,375	164,552
Net deferred costs and discounts	$29,962	27,747	27,350	26,217	24,617	21,927

Total loans and leases	$5,790,287	5,716,905	5,665,425	5,662,983	5,599,304	5,406,323
Allowance for credit losses	$71,102	71,051	71,913	72,697	72,662	72,441

Loans and leases, net	$5,719,185	5,645,854	5,593,512	5,590,286	5,526,642	5,333,882
Goodwill and other intangibles	$750,732	753,296	748,103	752,256	755,118	757,738
Total assets	$8,020,806	7,982,589	7,945,526	8,011,500	8,106,776	8,079,957
Total interest-earning assets	$6,938,584	6,903,315	6,837,367	6,934,014	7,043,036	7,016,550

Deposits:
Savings	$906,852	936,496	962,482	1,002,389	1,072,017	1,114,004
Interest-bearing checking	$502,925	511,169	521,751	519,194	513,382	519,158
Money market deposits	$1,372,358	1,394,016	1,294,834	1,229,209	1,189,810	1,138,526
Noninterest-bearing	$656,195	623,504	647,108	628,321	628,478	584,820
Certificates	$2,317,116	2,333,891	2,283,561	2,202,361	2,245,620	2,169,837

Total deposits	$5,755,446	5,799,076	5,709,736	5,581,474	5,649,307	5,526,345

Borrowings	$797,574	716,463	747,554	919,398	990,463	1,082,410
Total interest-bearing liabilities	$5,896,825	5,892,035	5,810,182	5,872,551	6,011,292	6,023,935
Net interest-earning assets	$1,041,759	1,011,280	1,027,185	1,061,463	1,031,744	992,615
Stockholders’ equity	$1,329,063	1,353,792	1,387,197	1,383,878	1,360,926	1,367,385
Tangible equity (1)	$578,331	600,496	639,094	631,622	605,808	609,647
Securities available for sale fair value adjustment included in stockholders’ equity	$(15,433)	(11,161)	(14,150)	(15,671)	(25,189)	(22,562)
Common shares outstanding (2)	102,139	103,991	106,753	106,701	106,528	107,721
Treasury shares	13,835	11,925	9,326	9,250	9,549	8,276
Total loans serviced for others	$392,597	398,166	393,831	385,107	377,150	378,665

CAPITAL

Tier 1 risk based capital	10.36%	10.69%	10.91%	12.63%	11.40%	11.23%
Total risk based capital	11.61%	11.94%	12.16%	13.86%	12.65%	12.48%
Tier 1 (core) capital	7.73%	7.75%	7.73%	8.99%	7.92%	7.57%
Tangible capital	7.73%	7.75%	7.73%	8.99%	7.92%	7.57%
Equity to assets	16.57%	16.96%	17.46%	17.27%	16.79%	16.92%
Tangible equity to tangible assets(1)	7.95%	8.31%	8.88%	8.70%	8.24%	8.33%
Book value per share (2)	$13.01	13.02	12.99	12.97	12.78	12.69
Tangible book value per share (1)(2)	$5.66	5.77	5.99	5.92	5.69	5.66

ASSET QUALITY DATA
(Amounts in thousands)

Non-performing loans:
Commercial real estate	$9,869	6,937	4,513	7,196	7,482	8,122
Commercial business	$5,546	5,653	2,599	2,960	2,458	3,074
Residential real estate	$4,425	3,713	4,490	3,450	3,904	4,905
Home equity	$836	1,088	819	667	620	678
Other consumer	$1,232	1,816	1,356	633	592	742
Specialized lending	$2,283	1,880	1,751	2,225	2,473	3,089

Total non-performing loans	$24,191	21,087	15,528	17,131	17,529	20,610
Real estate owned	$169	553	632	659	1,039	986

Total non-performing assets	$24,360	21,640	16,160	17,790	18,568	21,596

Net loan charge-offs	$2,249	2,462	2,085	1,264	1,335	2,200
Net charge-offs to average loans (annualized)	0.16%	0.18%	0.15%	0.09%	0.10%	0.17%
Provision for credit losses	$2,300	1,600	1,300	1,300	1,556	2,300
Provision for credit losses as a percentage of average loans (annualized)	0.16%	0.11%	0.09%	0.09%	0.11%	0.18%
Total non-performing loans to total loans	0.42%	0.37%	0.27%	0.30%	0.31%	0.38%
Total non-performing assets as a percentage of total assets	0.30%	0.27%	0.20%	0.22%	0.23%	0.27%
Allowance for credit losses to total loans	1.23%	1.24%	1.27%	1.28%	1.30%	1.34%
Allowance for credit losses to non-performing loans	293.9%	336.9%	463.1%	424.4%	414.5%	351.5%

Personnel FTE	1,884	1,915	1,922	1,891	1,939	1,958
Number of branches	121	119	119	119	122	120

First Niagara Financial Group, Inc.
Summary of Quarterly Financial Data (Cont’d)

	2007				2006
	Year-to-Date June 30		Second Quarter	First Quarter	Year Ended December 31,	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

SELECTED OPERATIONS DATA
(Amounts in thousands)

Interest income		$208,741	105,543	103,198	415,830	106,163	105,026	104,011	100,630
Interest expense		$95,475	48,477	46,998	169,349	46,697	44,400	40,175	38,077

Net interest income		$113,266	57,066	56,200	246,481	59,466	60,626	63,836	62,553
Provision for credit losses		$3,900	2,300	1,600	6,456	1,300	1,300	1,556	2,300

Net interest income after provision for credit losses		$109,366	54,766	54,600	240,025	58,166	59,326	62,280	60,253
Noninterest income:
Banking services	$		10,111	8,995	38,661	9,766	9,861	9,983	9,051
Risk management services		$19,106	12,581	11,704	44,133	10,753	10,855	11,705	10,820
Employee benefits administration		$24,285	1,010	1,194	4,002	1,172	1,012	923	895
Wealth management services		$2,204	2,763	2,321	8,334	1,938	1,990	2,133	2,273
Lending and leasing		$5,084	2,181	1,904	7,238	1,914	1,608	1,969	1,747
Bank-owned life insurance		$4,085	1,561	1,055	3,162	885	774	756	747
Other		$2,616	137	739	5,688	1,475	3,502	333	378

Total noninterest income		$58,256	30,344	27,912	111,218	27,903	29,602	27,802	25,911

Noninterest expense:
Salaries and benefits		$65,269	32,377	32,892	123,795	32,346	31,436	30,411	29,602
Occupancy and equipment		$17,466	11,484	5,982	22,147	5,695	5,538	5,241	5,673
Technology and communications		$9,744	4,905	4,839	20,303	5,083	5,117	5,109	4,994
Marketing and advertising		$3,609	1,921	1,688	7,154	1,800	1,775	1,792	1,787
Professional services		$1,967	1,158	809	3,921	1,060	929	1,069	863
Amortization of intangibles		$5,330	2,639	2,691	11,802	2,838	2,890	2,994	3,080
Other		$11,546	5,806	5,740	22,729	5,953	5,410	5,456	5,910

Total noninterest expense		$114,931	60,290	54,641	211,851	54,775	53,095	52,072	51,909
Income before income taxes		$52,691	24,820	27,871	139,392	31,294	35,833	38,010	34,255
Income taxes		$17,546	8,209	9,337	47,533	10,398	12,275	13,212	11,647

Net income		$35,145	16,611	18,534	91,859	20,896	23,558	24,798	22,608

STOCK AND RELATED PER SHARE DATA

Net income per share:
Basic		$0.34	0.16	0.18	0.86	0.20	0.22	0.23	0.21
Diluted		$0.33	0.16	0.17	0.85	0.19	0.22	0.23	0.21
Cash dividends		$0.26	0.13	0.13	0.46	0.12	0.12	0.11	0.11
Dividend payout ratio		76.47%	81.25%	72.22%	53.49%	60.00%	54.55%	47.83%	52.38%
Dividend yield (annualized)		4.00%	3.98%	3.79%	3.10%	3.20%	3.26%	3.15%	3.04%
Market price (NASDAQ: FNFG):
High		$15.07	14.28	15.07	15.43	15.43	15.20	14.74	15.16
Low		$12.88	12.88	13.53	13.38	13.89	13.54	13.44	13.38
Close		$13.10	13.10	13.91	14.86	14.86	14.62	14.02	14.66

SELECTED RATIOS

Net income (annualized):
Return on average assets		0.90%	0.84%	0.95%	1.14%	1.04%	1.16%	1.23%	1.14%
Return on average equity		5.20%	4.93%	5.47%	6.67%	5.96%	6.79%	7.27%	6.67%
Return on average tangible equity (1)		11.60%	11.09%	12.10%	14.75%	12.93%	15.02%	16.28%	14.88%

Noninterest income as a percentage of net revenue		33.96%	34.71%	33.18%	31.09%	31.94%	32.81%	30.34%	29.29%
Efficiency ratio - Consolidated		67.0%	69.0%	65.0%	59.2%	62.7%	58.8%	56.8%	58.7%
- Banking segment (3)		66.8%	68.6%	61.7%	54.5%	59.5%	54.1%	50.6%	53.9%
Net loan charge-offs		$4,711	2,249	2,462	6,884	2,085	1,264	1,335	2,200
Net charge-offs to average loans (annualized)		0.17%	0.16%	0.18%	0.12%	0.15%	0.09%	0.10%	0.17%

Provision for credit losses as a percentage of average loans (annualized)		0.14%	0.16%	0.11%	0.12%	0.09%	0.09%	0.11%	0.18%

First Niagara Financial Group, Inc.
Summary of Quarterly Financial Data (Cont’d)

	2007			2006
	Year-to-Date June 30	Second Quarter	First Quarter	Year Ended December 31,	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

SELECTED AVERAGE BALANCES
(Amounts in thousands)

Securities, at amortized cost	$1,087,622	1,089,189	1,086,037	1,377,191	1,159,180	1,299,108	1,463,333	1,592,764
Loans (4)
Commercial:
Real estate	$2,053,014	2,068,315	2,037,544	1,965,832	2,037,440	2,016,806	1,936,790	1,869,891
Business	$606,012	631,884	579,853	521,354	546,023	539,824	520,368	478,253

Total commercial loans	$2,659,026	2,700,199	2,617,397	2,487,186	2,583,463	2,556,630	2,457,158	2,348,144
Residential	$2,235,488	2,217,959	2,253,212	2,243,116	2,265,240	2,261,904	2,234,926	2,209,575
Home equity	$483,642	490,616	476,591	445,356	474,011	460,241	435,366	410,952
Other consumer	$154,897	144,449	165,462	182,518	174,468	182,348	186,903	186,486
Specialized lending	$170,654	180,100	161,104	165,935	161,105	163,961	173,566	165,175

Total loans	$5,703,707	5,733,323	5,673,766	5,524,111	5,658,287	5,625,084	5,487,919	5,320,332
Total interest-earning assets	$6,842,392	6,872,508	6,811,941	6,973,137	6,901,629	6,984,200	7,031,114	6,976,304
Goodwill and other intangibles	$752,741	752,007	753,483	754,919	750,516	753,496	756,491	759,284
Total assets	$7,912,585	7,940,621	7,884,237	8,028,761	7,963,834	8,033,309	8,082,794	8,035,848

Interest-bearing liabilities:
Savings accounts	$932,383	921,747	943,137	1,057,992	978,337	1,039,632	1,086,454	1,129,407
Checking	$494,690	492,312	497,094	507,215	504,779	508,079	505,968	510,083
Money market deposits	$1,337,765	1,369,121	1,306,061	1,200,914	1,297,828	1,217,859	1,174,835	1,110,893
Certificates of deposit	$2,301,044	2,311,348	2,290,626	2,202,282	2,255,120	2,236,959	2,207,201	2,107,851
Borrowed funds	$767,139	764,987	769,314	980,429	823,799	928,766	1,045,184	1,127,879

Total interest-bearing liabilities	$5,833,021	5,859,515	5,806,232	5,948,832	5,859,863	5,931,295	6,019,642	5,986,113
Noninterest-bearing deposits	$603,102	616,537	589,517	591,306	601,994	614,880	590,754	556,840
Total interest-bearing deposits	$5,668,984	5,711,065	5,036,918	4,968,403	5,036,064	5,002,529	4,974,458	4,858,234
Total liabilities	$6,548,831	6,587,797	6,509,433	6,651,267	6,572,369	6,657,635	6,715,447	6,660,514
Net interest-earning assets	$1,009,371	1,012,993	1,005,709	1,024,305	1,041,766	1,052,905	1,011,472	990,191
Stockholders’ equity	$1,363,753	1,352,824	1,374,804	1,377,494	1,391,465	1,375,674	1,367,347	1,375,334
Tangible equity (1)	$611,012	600,817	621,321	622,575	640,949	622,178	610,856	616,050
Common shares outstanding (2):
Basic	104,328	103,373	105,294	107,068	106,661	106,599	106,985	108,042
Diluted	105,052	104,031	106,004	108,027	107,576	107,548	107,897	109,026

SELECTED AVERAGE YIELDS/RATES
(Tax equivalent basis)

Securities, at amortized cost	4.33%	4.40%	4.26%	4.10%	4.20%	4.16%	4.07%	3.99%
Loans
Commercial:
Real estate	6.85%	6.84%	6.85%	6.93%	7.04%	6.87%	6.89%	6.90%
Business	7.70%	7.70%	7.69%	7.58%	7.99%	7.67%	7.48%	7.12%

Total commercial loans	7.04%	7.04%	7.04%	7.06%	7.24%	7.04%	7.02%	6.95%
Residential	5.60%	5.57%	5.62%	5.57%	5.59%	5.56%	5.57%	5.56%
Home equity	7.00%	7.00%	7.00%	6.88%	7.01%	6.97%	6.84%	6.67%
Other consumer	7.48%	7.55%	7.42%	7.50%	7.65%	7.58%	7.44%	7.33%
Specialized lending	9.09%	9.67%	8.45%	9.59%	8.82%	8.70%	10.26%	10.51%
Total loans	6.54%	6.57%	6.52%	6.53%	6.62%	6.50%	6.53%	6.47%

Total interest-earning assets	6.19%	6.22%	6.16%	6.04%	6.21%	6.06%	6.00%	5.89%

Savings accounts	0.53%	0.43%	0.62%	0.64%	0.64%	0.64%	0.64%	0.64%
Interest-bearing checking	0.45%	0.37%	0.53%	0.49%	0.56%	0.49%	0.46%	0.46%
Money market deposits	3.61%	3.65%	3.56%	3.08%	3.42%	3.19%	2.97%	2.66%
Certificates of deposit	4.48%	4.53%	4.44%	3.90%	4.29%	4.06%	3.78%	3.43%
Borrowed funds	4.41%	4.44%	4.38%	3.76%	4.21%	3.99%	3.18%	3.79%
Total interest-bearing liabilities	3.30%	3.32%	3.28%	2.84%	3.16%	2.97%	2.67%	2.58%

Tax equivalent net interest rate spread	2.89%	2.90%	2.88%	3.20%	3.05%	3.09%	3.33%	3.31%
Tax equivalent net interest rate margin	3.38%	3.40%	3.37%	3.61%	3.52%	3.54%	3.71%	3.68%

(1)	Excludes goodwill and other intangible assets.
(2)	Excludes unallocated ESOP shares and unvested restricted stock shares.
(3)	Includes operating results for the banking activities segment as defined in the Company’s quarterly and annual reports.
(4)	Includes nonaccrual loans.